                                                                    Exhibit 12.1


                   COLE NATIONAL GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                              Fiscal Year Ended                         13 Weeks Ended
                                   -------------------------------------------------------------    --------------------
                                   Jan 31,      Jan. 30,     Jan 29,      Feb 3,       Feb 2,       May 5,        May 4,
                                    1998         1999         2000         2001         2002         2001         2002
                                   -------      -------      -------      -------      -------      -------      -------

Pre-tax income from
     continuing operations ....    $34,504      $31,295      $ 7,877      $ 6,233      $10,441      $ 1,866      $ 4,817

Fixed charges:

     Interest expense .........     30,112       27,354       27,405       28,402       27,553        6,901        6,993

     Portion of rents
         representative of
         interest factor (a)...     21,989       23,146       24,804       25,190       27,485        6,657        7,014
                                   -------      -------      -------      -------      -------      -------      -------

          Total fixed charges..     52,101       50,500       52,209       53,592       55,038       13,558       14,007
                                   -------      -------      -------      -------      -------      -------      -------

Earnings before income
     taxes and fixed charges...    $86,605      $81,795      $60,086      $59,825      $65,479      $15,424      $18,824
                                   =======      =======      =======      =======      =======      =======      =======

Ratio of earnings
     to fixed charges .........       1.66         1.62         1.15         1.12         1.19         1.10         1.30
                                   =======      =======      =======      =======      =======      =======      =======


     (a) One-third of rent included in the calculation is considered an appropriate portion of rentals representative of the interest factor. Rentals include leased premises for laboratories, distribution and retailing operations, office facilities and leased equipment, net of sublease rental income.